Exhibit 99.1

Primis Financial Corp. Reports Earnings per Share for the First Quarter of 2025

Declares Quarterly Cash Dividend of $0.10 Per Share

For immediate release

Tuesday, April 29, 2025

McLean, Virginia, April 29, 2025 – Primis Financial Corp. (NASDAQ: FRST) (“Primis” or the “Company”), and its wholly-owned subsidiary, Primis Bank (the “Bank”), today reported net income available to common shareholders of $2.7 million, or $0.11 earnings per basic and diluted share, for the quarter ended March 31, 2025, compared to a net loss available to common shareholders of $23.3 million, or $0.94 loss per basic and diluted share, for the three months ended December 31, 2024 and net income available to common shareholders of $2.5 million, or $0.10 earnings per basic and diluted share, for the quarter ended March 31, 2024.

Operating Results

During the first quarter, the Company moved its consumer loan book back to held for investment out of held for sale after the efforts to consummate the sale were not successful. Associated with this move, the Company evaluated the portfolio aggressively in its CECL model and booked an additional $1.9 million provision for the portfolio. Additionally, during the quarter, the Company incurred unusually high professional fees associated with the accelerated efforts to transition to a new auditor in a compressed timeline for its Form 10-K filing. Excluding these amounts and other nonrecurring costs, the Company earned $5.1 million, resulting in a normalized return on assets of 0.56% for the first quarter of 2025.

Commenting on the quarter, Dennis J. Zember, Jr., President and Chief Executive Officer, stated, “We believe our normalized operations show material improvement over the recent quarters and believe that our pathway to more meaningful results is much clearer. Our focus is on measured earning asset growth back to the $3.75 billion level of 2024, harvesting cost savings from our operations and IT systems and enjoying the earnings lift from 2024’s and 2025’s recruiting success in mortgage. Collectively, from our starting point in the current quarter, we believe the Company is positioned well.”

Strategic Repositioning Progress

As discussed last quarter, the Company spent substantial time and energy in 2024 focusing the organization on its core bank and lines of business that drive premium operating results. The first quarter of 2025 demonstrated progress in key areas that are expected to continue and build through 2025. The following discussion highlights recent progress for each of these strategies:

Core Community Bank

The core bank has 24 banking offices in Virginia and Maryland with $2.2 billion of low-cost customer deposits. The core bank’s cost of deposits of 1.83% in the first quarter of 2025 is lower than most of its larger regional bank competitors and up to 100 basis points lower than equal sized peers in the greater Washington, D.C. region. Approximately 20% of the core bank’s deposit base are noninterest bearing deposits, supported with the region’s best and most unique technology including the Bank’s proprietary V1BE service which directly supports approximately $200 million of mostly commercial clients in the Bank’s footprint.

The core bank’s loan portfolio was essentially flat in the traditionally slow first quarter with approximately $24 million of loan closings occurring in March 2025 and additional closings scheduled for early in the second quarter of 2025. The loan pipeline at March 31, 2025 was $228 million versus approximately $119 million at December 31, 2024. The Bank’s loan portfolio is diversified across the footprint and is well below regulatory concentration limits for commercial real estate.

Primis Mortgage

Primis Mortgage earned approximately $0.8 million pre-tax from retail mortgage activities in the first quarter of 2025, compared to a loss of $0.4 million in the fourth quarter of 2024. Locked loans totaled $257 million in the first quarter of 2025, up 27% from the fourth quarter of 2024. The month of March 2025 saw $110 million of lock volume which was 53% higher than the same month a year ago.

During the quarter, Primis Mortgage successfully recruited leading teams in the Nashville, Wilmington, Raleigh and Austin markets with total production potential of approximately $500 million based on 2024 activity from these producers. Relative to 2024’s closed production of approximately $800 million, this successful quarter of recruiting is expected to meaningfully change the contribution to the Company’s return on assets. These new teams were in place for the last couple of weeks in the first quarter and contributed to a 100% growth in applications for the mortgage division for the last week of March over the same period in 2024.

National Strategies

Mortgage warehouse lending activity was significant in the first quarter of 2025 following the expansion of the team in the fall of 2024. Outstanding loan balances at March 31, 2025 were $115 million, up 80% from $64 million at December 31, 2024. Committed facilities ended the first quarter of 2025 at $487 million versus $349 million at the end of 2024 with utilization beginning to ramp up. Mortgage warehouse also funded approximately 10% of its balance sheet with associated customer noninterest bearing deposit balances totaling $11 million at March 31, 2025.

Funding for the national strategies is provided by the Bank’s digital platform powering what we believe is one of only a handful of bank deposit offerings nationwide that is both fully functional and inherently app based. The platform ended the first quarter of 2025 with just over $1 billion of deposits with a cost of deposits approximately equal to Fed Funds. Late in the first quarter of 2025, the Bank leveraged its digital platform to launch a new and unique affinity brand. This brand will leverage well-known ambassadors and influencers to drive adoption of attractive deposit products in a unique niche. Because it utilizes our existing technology platform, the cost to launch this incremental brand is nominal. The Company believes this strategy is highly replicable and has the potential to be a significant driver of growth in the next few years.

Panacea Financial

Panacea’s growth remained strong to start 2025 with loans outstanding up $40 million, or 9% unannualized, from the fourth quarter of 2024 funded by $94 million of deposits attributable to the division. Panacea is the number one ranked “Bank for doctors” on Google and banks approximately 6,000 professionals and practices nationwide with a goal of reaching 10,000 customers by the end of 2025. Panacea is also developing the initial phase of what is expected to be a sophisticated suite of technology products and services targeting the medical, dental and veterinary space.

Outlook

Mr. Zember commented, “Despite a material decrease in earning assets from the sale of the Life Premium Finance business, the Company’s profitability has improved. Our core bank, Mortgage Warehouse and Panacea will build earning assets back to levels we enjoyed prior to the sale which we believe will add 21 basis points to the ROA. Primis mortgage has substantial momentum compared to 2024 that is not rate related and we expect their results to add 0.15% to our ROA in 2025 compared to 0.05% in 2024. Lastly, the Company’s continued focus on operating expense is substantial enough that management expects expense growth in 2025 to be very low such that growth in earning assets or other revenue strategies will be very impactful to the bottom line. The overhang from the consumer loan book is largely behind us as promotional loans have dropped from $90 million to only $17 million at the end of the first quarter of 2025.

Not included in our outlook is a substantial reduction in technology spend and data processing that we expect to experience as we consolidate our traditional core and our digital core. Over the last year, we have built a customer experience that is largely core agnostic, with real time features and app-based account opening. This has positioned us to be able to consolidate our two cores and reduce our annual spend substantially. We expect to complete the analysis in the second quarter of 2025 and believe the savings could be approximately $6 million to 7 million per year or another 15 basis points improvement in ROA.

As noted above, management’s estimate of run-rate return on assets was 0.56% in the first quarter of 2025. The initiatives described above, along with eventually removing the ten basis point drag from the consolidated losses of Panacea Financial Holdings, would double our return on assets. All of these initiatives are in place and already showing results.”

Net Interest Income

Net interest income increased slightly to $26.4 million during the first quarter of 2025 compared to $26.1 million in the fourth quarter of 2024. Growth in net interest income was moderated by declining earning assets from the final sale of Life Premium Finance loans and runoff of consumer loans offsetting growth in other areas along with two fewer days in the quarter. The net interest margin was 3.15% in the first quarter of 2025 compared to 2.90% and 2.84% in the fourth quarter of 2024 and first quarter of 2024, respectively.

Yield on loans and yield on average earnings assets declined three basis points and two basis points, respectively, in the first quarter of 2025 from the fourth quarter of 2024. New loan production in the first quarter of 2025 had a weighted average yield of 7.20% which, combined with anticipated repricing activity in 2025, suggests further improvement in earning asset yields during the year. Cost of deposits decreased a further 28 basis points to 2.52% in the first quarter of 2025 from 2.80% in the fourth quarter of 2024 with most of the reduction occurring on the digital platform which decreased 58 basis points in the first quarter of 2025 versus the fourth quarter of 2024.

Noninterest Income

Noninterest income was $7.8 million in the first quarter of 2025 versus $13.2 million in the fourth quarter of 2024 which included a $4.7 million gain from the sale of the Life Premium Finance division. Income from mortgage banking activity increased to $5.6 million in the first quarter of 2025 compared to $5.1 million in the fourth quarter of 2024.

Offsetting the improvement in mortgage income is the decline in noninterest income associated with the consumer loan program and its promotional loans. In the first quarter of 2025, the Company recorded negative impacts to noninterest income totaling $0.3 million compared to a positive amount in the same quarter of 2024 totaling $2.0 million. Management notes that the impacts from these issues are largely behind us and that recognition of deferred interest and the offsetting derivative write-down will be minimal going forward as the promotional loans are only $17.2 million at March 31, 2025.

Noninterest Expense

Noninterest expense was $32.5 million for the first quarter of 2025, compared to $37.8 million for the fourth quarter of 2024. Noninterest expense also includes consolidated expenses from Panacea Financial Holdings (“PFH”). Management considers the core expense burden of the Bank that adjusts for certain items that are volume dependent such as mortgage banking-related expenses or expense related to changes in the reserve for unfunded commitments. The following table illustrates the Company’s core operating expense burden during 2024 and the first quarter of 2025:

($ in thousands)	1Q 2025	4Q 2024	3Q 2024	2Q 2024	1Q 2024
Reported Noninterest Expense	$32,516	$37,841	$30,955	$29,786	$27,538
PFH Consolidated Expenses	(4,754)	(3,641)	(2,576)	(2,347)	(2,119)
Noninterest Expense Excl. PFH	27,762	34,200	28,379	27,439	25,419

Nonrecurring	(1,144)	(3,686)	(1,352)	(1,453)	(438)
Primis Mortgage Expenses	(5,725)	(6,354)	(6,436)	(6,084)	(5,122)
Consumer Program Servicing Fee	(622)	(681)	(699)	(312)	(312)
Reserve for Unfunded Commitment	(13)	6	(96)	546	2
Total Adjustments	(7,504)	(10,715)	(8,583)	(7,303)	(5,870)

Core Operating Expense Burden	$20,258	$23,485	$19,796	$20,136	$19,549

As noted above, the core expense burden decreased $3.2 million in the first quarter of 2025 from the fourth quarter of 2024. As discussed last quarter, the fourth quarter of 2024 included a number of items which moderated as expected in the first quarter of 2025. Core operating expense burden is projected to be between $20 million and $21 million per quarter for the remainder of 2025.

Loan Portfolio and Asset Quality

Loans held for investment increased to $3.04 billion at March 31, 2025, compared to $2.89 billion at December 31, 2024 largely due to the reclassification of consumer program loans to held for investment in the first quarter of 2025 from held for sale at the end of 2024. Loan balances associated with the consumer loan program were $132 million at March 31, 2025, net of the discount taken in the fourth quarter of 2024, versus $152 million of loan balances at December 31, 2024. As previously disclosed, the Company ceased origination of loans under the consumer loan program at the end of January 2025. Excluding the consumer loan balances, loans held for investment would have increased 3.4% annualized in the first quarter of 2025 with the majority of the growth coming from the Mortgage Warehouse and Panacea divisions. The Company expects similar growth rates from these divisions with substantially more contribution from the core bank and intends to rebuild earning assets to levels seen in mid-2024 before the sale of Life Premium Finance.

Nonperforming assets, excluding portions guaranteed by the SBA, were only 0.28% of total assets, or $10.4 million at March 31, 2025, compared to 0.29% or $10.8 million at December 31, 2024. The Bank had no other real estate owned at the end of the first quarter of 2025.

The Company recorded a provision for loan losses of $1.6 million for the first quarter of 2025 compared to $6.5 million in the same quarter in 2024. As previously stated, the Company moved the consumer loan book into its held for investment loan portfolio in the first quarter of 2025 and aggressively evaluated the portfolio using its CECL model. Reserve build associated with this analysis totaled $1.9 million in the first quarter of 2025. As a percentage of loans held for investment, the allowance for credit losses was 1.45% at the end of the first quarter of 2025 compared to 1.66% in the same quarter of 2024. Total allowance and discounts on the consumer loan program totaled $23.8 million, or 16% of gross principal balance, at March 31, 2025.

Net charge-offs were $11.3 million for the first quarter of 2025, down from $30.9 million for the fourth quarter of 2024. Consumer loan program net charge-offs were $10.8 million in the first quarter of 2025 versus $30.5 million in the fourth quarter of 2024 inclusive of the mark-to-market loss of $20.0 million when the loans were moved to held for sale. Core net charge-offs, excluding those losses from the consumer loan program, were $0.5 million, or 0.06% of average loans, in the first quarter of 2025 compared to $0.5 million, or 0.05%, in the fourth quarter of 2024(1).

Deposits and Funding

Total deposits at March 31, 2025 decreased slightly to $3.16 billion from $3.17 billion at December 31, 2024 as the Bank swept excess funds off balance sheet to manage excess liquidity. Deposits swept off balance sheet totaled $152 million at March 31, 2025 versus $137 million at December 31, 2024. Importantly, noninterest bearing demand deposits were $446 million at March 31, 2025, up from $439 million at December 31, 2024 as the Company emphasizes driving up low cost deposit balances and deposits associated with Mortgage Warehouse activities increase. The Company has no wholesale funding and is 100% funded with customer deposits at March 31, 2025.

(1) Non-GAAP financial measure. Please see “Reconciliation of Non-GAAP Items” in the financial tables for more information and for a reconciliation to GAAP.

Shareholders’ Equity

Book value per common share as of March 31, 2025 was $14.38, an increase of $0.15 from December 31, 2024. Tangible book value per common share(1) at the end of the first quarter of 2025 was $10.59, an increase of $0.17 from December 31, 2024.  Common shareholders’ equity was $356 million, or 9.67% of total assets, at March 31, 2025. Tangible common equity(1) at March 31, 2025 was $262 million, or 7.31% of tangible assets(1).  After-tax unrealized losses on the Company’s available-for-sale securities portfolio decreased by $3.6 million to $17.6 million due to decreases in market interest rates during the first quarter of 2025. The Company has the intent and ability to hold these securities until maturity or recovery of the value and does not anticipate realizing any losses on the investments.

The Board of Directors declared a dividend of $0.10 per share payable on May 28, 2025 to shareholders of record on May 14, 2025. This is Primis’ fifty-fourth consecutive quarterly dividend.

About Primis Financial Corp.

As of March 31, 2025, Primis had $3.7 billion in total assets, $3.0 billion in total loans held for investment and $3.2 billion in total deposits. Primis Bank provides a range of financial services to individuals and small- and medium-sized businesses through twenty-four full-service branches in Virginia and Maryland and provides services to customers through certain online and mobile applications.

Contacts:	Address:
Dennis J. Zember, Jr., President and CEO	Primis Financial Corp.
Matthew A. Switzer, EVP and CFO	1676 International Drive, Suite 900
Phone: (703) 893-7400	McLean, VA 22102

Primis Financial Corp., NASDAQ Symbol FRST

Website: www.primisbank.com

Conference Call

The Company’s management will host a conference call to discuss its first quarter results on Wednesday, April 30, 2025 at 10:00 a.m. (ET). A live Webcast of the conference call is available at the following website: https://events.q4inc.com/attendee/478210319. Participants may also call 1-800-715-9871 and ask for the Primis Financial Corp. call. A replay of the teleconference will be available for 7 days by calling 1-800-770-2030 and providing Replay Access Code 4554342.

Non-GAAP Measures

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables. Primis uses non-GAAP financial measures to analyze its performance. The measures entitled net income adjusted for nonrecurring income and expenses; pre-tax pre-provision operating earnings; operating return on average assets; pre-tax pre-provision operating return on average assets; operating return on average equity; operating return on average tangible equity; operating efficiency ratio; operating earnings per share – basic; operating earnings per share – diluted; tangible book value per share; tangible common equity; tangible common equity to tangible assets; and core net interest margin are not measures recognized under GAAP and therefore are considered non-GAAP financial measures. We use the term “operating” to describe a financial measure that excludes income or expense considered to be non-recurring in nature. Items identified as non-operating are those that, when excluded from a reported financial measure, provide management or the reader with a measure that may be more indicative of forward-looking trends in our business. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measures is provided in the Reconciliation of Non-GAAP Items table.

Management believes that these non-GAAP financial measures provide additional useful information about Primis that allows management and investors to evaluate the ongoing operating results, financial strength and performance of Primis and provide meaningful comparison to its peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider Primis’ performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of Primis. Non-GAAP financial measures are not standardized and, therefore, it may not be possible to compare these measures with other companies that present measures having the same or similar names.

(1) Non-GAAP financial measure. Please see “Reconciliation of Non-GAAP Items” in the financial tables for more information and for a reconciliation to GAAP.

Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Forward-Looking Statements

This press release and certain of our other filings with the Securities and Exchange Commission contain statements that constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Such statements can generally be identified by such words as "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and other similar words or expressions of the future or otherwise regarding the outlook for the Company’s future business and financial performance and/or the performance of the banking industry and economy in general. These forward-looking statements include, but are not limited to, our expectations regarding our future operating and financial performance, including the preliminary estimated financial and operating information presented herein, which is subject to adjustment; our outlook and long-term goals for future growth and new offerings and services; our expectations regarding net interest margin; expectations on our growth strategy, expense management, capital management and future profitability; expectations on credit quality and performance; and the assumptions underlying our expectations.

Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties which may cause the actual results, performance or achievements of the Company to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are based on the information known to, and current beliefs and expectations of, the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. Factors that might cause such differences include, but are not limited to: instability in global economic conditions and geopolitical matters; the impact of current and future economic and market conditions generally (including seasonality) and in the financial services industry, nationally and within our primary market areas; changes in interest rates, inflation, loan demand, real estate values, or competition, as well as labor shortages and supply chain disruptions; the impact of tariffs, trade policies, and trade wars (including reduced consumer spending, lower economic growth or recession, reduced demand for U.S. exports, disruptions to supply chains, and decreased demand for other banking products and services); the Company’s ability to implement its various strategic and growth initiatives, including its recently established Panacea Financial Division, digital banking platform, V1BE fulfillment service, Mortgage Warehouse division and Primis Mortgage Company; the risks associated with the Life Premium Finance sale, including failure to achieve the expected impact to our operating results; competitive pressures among financial institutions increasing significantly; changes in applicable laws, rules, or regulations, including changes to statutes, regulations or regulatory policies or practices; changes in management’s plans for the future; credit risk associated with our lending activities; changes in accounting principles, policies, or guidelines; adverse results from current or future litigation, regulatory examinations or other legal and/or regulatory actions; potential impacts of adverse developments in the banking industry highlighted by high-profile bank failures, including impacts on customer confidence, deposit outflows, liquidity and the regulatory response thereto; potential increases in the provision for credit losses; our ability to identify and address increased cybersecurity risks, including those impacting vendors and other third parties; fraud or misconduct by internal or external actors, which we may not be able to prevent, detect or mitigate; acts of God or of war or other conflicts, including the current Ukraine/Russia conflict and Israel/Hamas conflict, acts of terrorism, pandemics or other catastrophic events that may affect general economic conditions; and other general competitive, economic, political, and market factors, including those affecting our business, operations, pricing, products, or services.

Forward-looking statements speak only as of the date on which such statements are made. These forward-looking statements are based upon information presently known to the Company’s management and are inherently subjective, uncertain and subject to change due to any number of risks and uncertainties, including, without limitation, the risks and other factors set forth in the Company’s filings with the Securities and Exchange Commission, the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors,” and in the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements.

Primis Financial Corp.
Financial Highlights (unaudited)
(Dollars in thousands, except per share data)	For Three Months Ended:
Selected Performance Ratios:	1Q 2025	4Q 2024	3Q 2024	2Q 2024	1Q 2024
Return on average assets	0.30%	(2.43%)	0.12%	0.35%	0.26%
Operating return on average assets(1)	0.40%	(2.51%)	0.20%	0.46%	0.29%
Pre-tax pre-provision return on average assets(1)	0.58%	0.44%	0.86%	0.75%	1.02%
Pre-tax pre-provision operating return on average assets(1)	0.71%	0.33%	0.96%	0.85%	1.06%
Return on average common equity	3.10%	(24.28%)	1.31%	3.69%	2.59%
Operating return on average common equity(1)	4.14%	(25.13%)	2.15%	4.81%	2.95%
Operating return on average tangible common equity(1)	5.65%	(33.33%)	2.86%	6.42%	3.94%
Cost of funds	2.68%	2.97%	3.25%	3.16%	2.97%
Net interest margin	3.15%	2.90%	2.97%	2.72%	2.84%
Gross loans to deposits	96.33%	91.06%	89.94%	98.95%	97.37%
Efficiency ratio	95.30%	96.41%	82.82%	83.36%	77.41%
Operating efficiency ratio(1)	91.97%	98.92%	79.92%	79.56%	76.17%

Per Common Share Data:
Earnings per common share - Basic	$0.11	$(0.94)	$0.05	$0.14	$0.10
Operating earnings per common share - Basic(1)	$0.14	$(0.98)	$0.08	$0.18	$0.11
Earnings per common share - Diluted	$0.11	$(0.94)	$0.05	$0.14	$0.10
Operating earnings per common share - Diluted(1)	$0.14	$(0.98)	$0.08	$0.18	$0.11
Book value per common share	$14.38	$14.23	$15.41	$15.22	$15.16
Tangible book value per common share(1)	$10.59	$10.42	$11.59	$11.38	$11.31
Cash dividend per common share	$0.10	$0.10	$0.10	$0.10	$0.10
Weighted average shares outstanding - Basic	24,706,593	24,701,260	24,695,685	24,683,734	24,673,857
Weighted average shares outstanding - Diluted	24,722,734	24,701,260	24,719,920	24,708,484	24,707,113
Shares outstanding at end of period	24,722,734	24,722,734	24,722,734	24,708,234	24,708,588

Asset Quality Ratios:
Non-performing assets as a percent of total assets, excluding SBA guarantees	0.28%	0.29%	0.25%	0.25%	0.23%
Net charge-offs (recoveries) as a percent of average loans (annualized)	1.47%	3.83%	0.93%	0.60%	0.64%
Core net charge-offs (recoveries) as a percent of average loans (annualized)(1)	0.06%	0.05%	0.11%	(0.07%)	0.10%
Allowance for credit losses to total loans	1.45%	1.86%	1.72%	1.56%	1.66%

Capital Ratios:
Common equity to assets	9.67%	9.53%	9.47%	9.48%	9.63%
Tangible common equity to tangible assets(1)	7.31%	7.16%	7.29%	7.27%	7.36%
Leverage ratio(2)	8.17%	7.76%	8.20%	8.25%	8.38%
Common equity tier 1 capital ratio(2)	8.88%	8.74%	8.23%	8.85%	8.98%
Tier 1 risk-based capital ratio(2)	9.20%	9.05%	8.51%	9.14%	9.27%
Total risk-based capital ratio(2)	12.56%	12.53%	11.68%	12.45%	12.62%

(1) See Reconciliation of Non-GAAP financial measures.

(2) Ratios are estimated and may be subject to change pending the final filing of the FR Y-9C.

Primis Financial Corp.
(Dollars in thousands)	For Three Months Ended:
Condensed Consolidated Balance Sheets (unaudited)	1Q 2025	4Q 2024	3Q 2024	2Q 2024	1Q 2024
Assets
Cash and cash equivalents	$57,044	$64,505	$77,274	$66,580	$88,717
Investment securities-available for sale	241,638	235,903	242,543	232,867	230,617
Investment securities-held to maturity	9,153	9,448	9,766	10,649	10,992
Loans held for sale	74,439	247,108	458,722	94,644	72,217
Loans receivable, net of deferred fees	3,043,348	2,887,447	2,973,723	3,300,562	3,227,665
Allowance for credit losses	(44,021)	(53,724)	(51,132)	(51,574)	(53,456)
Net loans	2,999,327	2,833,723	2,922,591	3,248,988	3,174,209
Stock in Federal Reserve Bank and Federal Home Loan Bank	12,982	13,037	20,875	16,837	14,225
Bank premises and equipment, net	19,217	19,432	19,668	19,946	20,412
Operating lease right-of-use assets	10,352	10,279	10,465	10,293	10,206
Goodwill and other intangible assets	93,804	94,124	94,444	94,768	95,092
Assets held for sale, net	2,420	5,497	9,864	5,136	6,359
Bank-owned life insurance	67,609	67,184	66,750	66,319	67,685
Deferred tax assets, net	26,015	26,466	25,582	25,232	24,513
Consumer Program derivative asset	1,597	4,511	7,146	9,929	10,685
Other assets	62,004	58,898	58,657	63,830	64,050
Total assets	$3,677,601	$3,690,115	$4,024,347	$3,966,018	$3,889,979

Liabilities and stockholders' equity
Demand deposits	$446,221	$438,917	$421,231	$420,241	$463,190
NOW accounts	819,606	817,715	748,833	793,608	771,116
Money market accounts	785,552	798,506	835,099	831,834	834,514
Savings accounts	777,736	775,719	873,810	866,279	823,325
Time deposits	330,210	340,178	427,458	423,501	422,778
Total deposits	3,159,325	3,171,035	3,306,431	3,335,463	3,314,923
Securities sold under agreements to repurchase - short term	4,019	3,918	3,677	3,273	3,038
Federal Home Loan Bank advances	-	-	165,000	80,000	25,000
Secured borrowings	16,729	17,195	17,495	21,069	21,298
Subordinated debt and notes	95,949	95,878	95,808	95,737	95,666
Operating lease liabilities	11,638	11,566	11,704	11,488	11,353
Other liabilities	24,724	25,541	27,169	24,777	24,102
Total liabilities	3,312,384	3,325,133	3,627,284	3,571,807	3,495,380
Total Primis common stockholders' equity	355,602	351,756	381,022	376,047	374,577
Noncontrolling interest	9,615	13,226	16,041	18,164	20,022
Total stockholders' equity	365,217	364,982	397,063	394,211	394,599
Total liabilities and stockholders' equity	$3,677,601	$3,690,115	$4,024,347	$3,966,018	$3,889,979

Tangible common equity(1)	$261,798	$257,632	$286,578	$281,279	$279,485

Primis Financial Corp.
(Dollars in thousands)	For Three Months Ended:
Condensed Consolidated Statement of Operations (unaudited)	1Q 2025	4Q 2024	3Q 2024	2Q 2024	1Q 2024
Interest and dividend income	$47,723	$51,338	$57,104	$52,191	$50,336
Interest expense	21,359	25,261	29,081	27,338	25,067
Net interest income	26,364	26,077	28,023	24,853	25,269
Provision for credit losses	1,596	33,483	7,511	3,119	6,508
Net interest income after provision for credit losses	24,768	(7,406)	20,512	21,734	18,761
Account maintenance and deposit service fees	1,339	1,276	1,398	1,780	1,330
Income from bank-owned life insurance	425	434	431	981	564
Mortgage banking income	5,615	5,140	6,803	6,402	5,574
Gain (loss) on sale of loans	-	(4)	-	(29)	336
Gain on sale of Life Premium Finance portfolio, net of broker fees	-	4,723	-	-	-
Consumer Program derivative	(292)	928	79	1,272	2,041
Gain on other investments	53	15	51	136	206
Other	617	663	168	186	256
Noninterest income	7,757	13,175	8,930	10,728	10,307
Employee compensation and benefits	17,390	18,028	16,764	16,088	15,735
Occupancy and equipment expenses	3,285	3,466	3,071	3,099	3,106
Amortization of intangible assets	313	313	318	317	317
Virginia franchise tax expense	577	631	631	632	631
Data processing expense	2,849	3,434	2,552	2,347	2,231
Marketing expense	514	499	449	499	459
Telecommunication and communication expense	287	295	330	341	346
Professional fees	2,224	3,129	2,914	2,976	1,365
Miscellaneous lending expenses	834	1,446	1,098	285	451
Gain (loss) on bank premises and equipment	106	13	(352)	(124)	-
Other expenses	4,137	6,587	2,828	3,202	2,897
Noninterest expense	32,516	37,841	30,603	29,662	27,538
Income (loss) before income taxes	9	(32,072)	(1,161)	2,800	1,530
Income tax expense (benefit)	936	(5,917)	(304)	1,265	718
Net Income (loss)	(927)	(26,155)	(857)	1,535	812
Noncontrolling interest	3,602	2,820	2,085	1,901	1,654
Net income (loss) attributable to Primis' common shareholders	$2,675	$(23,335)	$1,228	$3,436	$2,466

(1) See Reconciliation of Non-GAAP financial measures.

Primis Financial Corp.
(Dollars in thousands)	For Three Months Ended:
Loan Portfolio Composition	1Q 2025	4Q 2024	3Q 2024	2Q 2024	1Q 2024
Loans held for sale	$74,439	$247,108	$458,722	$94,644	$72,217
Loans secured by real estate:
Commercial real estate - owner occupied	477,233	475,898	463,848	463,328	458,026
Commercial real estate - non-owner occupied	600,872	610,482	609,743	612,428	577,752
Secured by farmland	3,742	3,711	4,356	4,758	4,341
Construction and land development	104,301	101,243	105,541	104,886	146,908
Residential 1-4 family	576,837	588,859	607,313	608,035	602,124
Multi-family residential	157,443	158,426	169,368	171,512	128,599
Home equity lines of credit	60,321	62,954	62,421	62,152	57,765
Total real estate loans	1,980,749	2,001,573	2,022,590	2,027,099	1,975,515

Commercial loans	698,097	608,595	533,998	619,365	623,804
Paycheck Protection Program loans	1,738	1,927	1,941	1,969	2,003
Consumer loans	357,652	270,063	409,754	646,590	620,745
Total Non-PCD loans	3,038,236	2,882,158	2,968,283	3,295,023	3,222,067
PCD loans	5,112	5,289	5,440	5,539	5,598
Total loans receivable, net of deferred fees	$3,043,348	$2,887,447	$2,973,723	$3,300,562	$3,227,665

Loans by Risk Grade:
Pass Grade 1 - Highest Quality	880	872	820	692	633
Pass Grade 2 - Good Quality	175,379	175,659	177,763	488,728	412,593
Pass Grade 3 - Satisfactory Quality	1,643,957	1,567,228	1,509,405	1,503,918	1,603,053
Pass Grade 4 - Pass	1,124,901	1,041,947	1,184,671	1,204,268	1,177,065
Pass Grade 5 - Special Mention	28,498	30,111	53,473	87,471	19,454
Grade 6 - Substandard	69,733	71,630	47,591	15,485	14,867
Grade 7 - Doubtful	-	-	-	-	-
Grade 8 - Loss	-	-	-	-	-
Total loans	$3,043,348	$2,887,447	$2,973,723	$3,300,562	$3,227,665

(Dollars in thousands)	For Three Months Ended:
Asset Quality Information	1Q 2025	4Q 2024	3Q 2024	2Q 2024	1Q 2024
Allowance for Credit Losses:
Balance at beginning of period	$(53,724)	$(51,132)	$(51,574)	$(53,456)	$(52,209)
Provision for for credit losses	(1,596)	(33,483)	(7,511)	(3,119)	(6,508)
Net charge-offs	11,299	30,891	7,953	5,001	5,261
Ending balance	$(44,021)	$(53,724)	$(51,132)	$(51,574)	$(53,456)

Reserve for Unfunded Commitments:
Balance at beginning of period	$(1,121)	$(1,127)	$(1,031)	$(1,577)	$(1,579)
(Expense for) / recovery of unfunded loan commitment reserve	(13)	6	(96)	546	2
Total Reserve for Unfunded Commitments	$(1,134)	$(1,121)	$(1,127)	$(1,031)	$(1,577)

Non-Performing Assets:
Nonaccrual loans	$12,956	$15,026	$14,424	$11,289	$10,139
Accruing loans delinquent 90 days or more	1,713	1,713	1,714	1,897	1,714
Total non-performing assets	$14,669	$16,739	$16,138	$13,186	$11,853
SBA guaranteed portion of non-performing loans	$4,307	$5,921	$5,954	$3,268	$3,095

Primis Financial Corp.
(Dollars in thousands)	For Three Months Ended:
Average Balance Sheet	1Q 2025	4Q 2024	3Q 2024	2Q 2024	1Q 2024
Assets
Loans held for sale	$170,509	$100,243	$98,110	$84,389	$58,896
Loans, net of deferred fees	2,897,481	3,127,249	3,324,157	3,266,651	3,206,888
Investment securities	245,216	253,120	242,631	244,308	241,179
Other earning assets	86,479	96,697	83,405	73,697	77,067
Total earning assets	3,399,685	3,577,309	3,748,303	3,669,045	3,584,030
Other assets	238,592	237,704	243,715	243,196	248,082
Total assets	$3,638,277	$3,815,013	$3,992,018	$3,912,241	$3,832,112

Liabilities and equity
Demand deposits	$436,857	$437,388	$421,908	$433,315	$458,306
Interest-bearing liabilities:
NOW and other demand accounts	805,522	787,884	748,202	778,458	773,943
Money market accounts	788,067	819,803	859,988	823,156	814,147
Savings accounts	754,304	767,342	866,375	866,652	800,328
Time deposits	335,702	404,682	425,238	423,107	431,340
Total Deposits	3,120,452	3,217,099	3,321,711	3,324,688	3,278,064
Borrowings	116,955	160,886	238,994	158,919	120,188
Total Funding	3,237,407	3,377,985	3,560,705	3,483,607	3,398,252
Other Liabilities	38,465	39,566	36,527	34,494	34,900
Total liabilites	3,275,872	3,417,551	3,597,232	3,518,101	3,433,152
Primis common stockholders' equity	350,423	382,370	377,314	374,731	378,008
Noncontrolling interest	11,982	15,092	17,472	19,409	20,952
Total stockholders' equity	362,405	397,462	394,786	394,140	398,960
Total liabilities and stockholders' equity	$3,638,277	$3,815,013	$3,992,018	$3,912,241	$3,832,112

Net Interest Income
Loans held for sale	$2,564	$1,553	$1,589	$1,521	$907
Loans	42,400	46,831	52,699	48,024	46,816
Investment securities	1,906	1,894	1,799	1,805	1,715
Other earning assets	853	1,060	1,017	841	898
Total Earning Assets Income	47,723	51,338	57,104	52,191	50,336

Non-interest bearing DDA	-	-	-	-	-
NOW and other interest-bearing demand accounts	4,515	4,771	4,630	4,827	4,467
Money market accounts	5,420	6,190	7,432	6,788	6,512
Savings accounts	6,418	7,587	8,918	8,912	8,045
Time deposits	3,039	4,127	4,371	4,095	3,990
Total Deposit Costs	19,392	22,675	25,351	24,622	23,014

Borrowings	1,967	2,586	3,730	2,716	2,053
Total Funding Costs	21,359	25,261	29,081	27,338	25,067

Net Interest Income	$26,364	$26,077	$28,023	$24,853	$25,269

Net Interest Margin
Loans held for sale	6.10%	6.16%	6.44%	7.25%	6.19%
Loans	5.93%	5.96%	6.31%	5.91%	5.87%
Investments	3.15%	2.98%	2.95%	2.97%	2.86%
Other Earning Assets	4.00%	4.36%	4.85%	4.59%	4.69%
Total Earning Assets	5.69%	5.71%	6.06%	5.72%	5.65%

NOW	2.27%	2.41%	2.46%	2.49%	2.32%
MMDA	2.79%	3.00%	3.44%	3.32%	3.22%
Savings	3.45%	3.93%	4.10%	4.14%	4.04%
CDs	3.67%	4.06%	4.09%	3.89%	3.72%
Cost of Interest Bearing Deposits	2.93%	3.25%	3.48%	3.42%	3.28%
Cost of Deposits	2.52%	2.80%	3.04%	2.98%	2.82%

Other Funding	6.82%	6.39%	6.22%	6.89%	6.90%
Total Cost of Funds	2.68%	2.97%	3.25%	3.16%	2.97%

Net Interest Margin	3.15%	2.90%	2.97%	2.72%	2.84%
Net Interest Spread	2.60%	2.30%	2.37%	2.11%	2.22%

Primis Financial Corp.
(Dollars in thousands, except per share data)	For Three Months Ended:
Reconciliation of Non-GAAP items:	1Q 2025	4Q 2024	3Q 2024	2Q 2024	1Q 2024
Net income (loss) attributable to Primis' common shareholders	$2,675	$(23,335)	$1,228	$3,436	$2,466
Non-GAAP adjustments to Net Income:
Branch Consolidation / Other restructuring	144	-	-	-	-
Professional fee expense related to accounting matters and LPF sale	893	1,782	1,352	1,453	438
Gains on sale of closed bank branch buildings	107	-	(352)	(124)	-
Gain on sale of Life Premium Finance portfolio, net of broker fees	-	(4,723)	-	-	-
Consumer program fraud losses	-	1,904	-	-	-
Income tax effect	(247)	224	(216)	(287)	(95)
Net income (loss) attributable to Primis' common shareholders adjusted for nonrecurring income and expenses	$3,572	$(24,148)	$2,012	$4,478	$2,809

Net income (loss) attributable to Primis' common shareholders	$2,675	$(23,335)	$1,228	$3,436	$2,466
Income tax expense (benefit)	936	(5,917)	(304)	1,265	718
Provision for credit losses (incl. unfunded commitment expense)	1,609	33,477	7,607	2,573	6,506
Pre-tax pre-provision earnings	$5,220	$4,225	$8,531	$7,274	$9,690
Effect of adjustment for nonrecurring income and expenses	1,144	(1,037)	1,000	1,329	438
Pre-tax pre-provision operating earnings	$6,364	$3,188	$9,531	$8,603	$10,128

Return on average assets	0.30%	(2.43%)	0.12%	0.35%	0.26%
Effect of adjustment for nonrecurring income and expenses	0.10%	(0.08%)	0.08%	0.11%	0.03%
Operating return on average assets	0.40%	(2.51%)	0.20%	0.46%	0.29%

Return on average assets	0.30%	(2.43%)	0.12%	0.35%	0.26%
Effect of tax expense	0.10%	(0.62%)	(0.03%)	0.13%	0.08%
Effect of provision for credit losses (incl. unfunded commitment expense)	0.18%	3.49%	0.77%	0.27%	0.68%
Pre-tax pre-provision return on average assets	0.58%	0.44%	0.86%	0.75%	1.02%
Effect of adjustment for nonrecurring income and expenses and expenses	0.13%	(0.11%)	0.10%	0.10%	0.04%
Pre-tax pre-provision operating return on average assets	0.71%	0.33%	0.96%	0.85%	1.06%

Return on average common equity	3.10%	(24.28%)	1.31%	3.69%	2.59%
Effect of adjustment for nonrecurring income and expenses	1.04%	(0.85%)	0.84%	1.12%	0.36%
Operating return on average common equity	4.14%	(25.13%)	2.15%	4.81%	2.95%
Effect of goodwill and other intangible assets	1.51%	(8.20%)	0.71%	1.61%	0.99%
Operating return on average tangible common equity	5.65%	(33.33%)	2.86%	6.42%	3.94%

Efficiency ratio	95.30%	96.36%	82.98%	83.42%	77.41%
Effect of adjustment for nonrecurring income and expenses	(3.33%)	2.54%	(2.87%)	(3.79%)	(1.24%)
Operating efficiency ratio	91.97%	98.90%	80.11%	79.63%	76.17%

Earnings per common share - Basic	$0.11	$(0.94)	$0.05	$0.14	$0.10
Effect of adjustment for nonrecurring income and expenses	0.03	(0.04)	0.03	0.04	0.01
Operating earnings per common share - Basic	$0.14	$(0.98)	$0.08	$0.18	$0.11

Earnings per common share - Diluted	$0.11	$(0.94)	$0.05	$0.14	$0.10
Effect of adjustment for nonrecurring income and expenses	0.03	(0.04)	0.03	0.04	0.01
Operating earnings per common share - Diluted	$0.14	$(0.98)	$0.08	$0.18	$0.11

Book value per common share	$14.38	$14.23	$15.41	$15.22	$15.16
Effect of goodwill and other intangible assets	(3.79)	(3.81)	(3.82)	(3.84)	(3.85)
Tangible book value per common share	$10.59	$10.42	$11.59	$11.38	$11.31

Net charge-offs (recoveries) as a percent of average loans (annualized)	1.47%	3.83%	0.93%	0.60%	0.64%
Impact of third-party consumer portfolio	(1.41%)	(3.78%)	(0.82%)	(0.67%)	(0.54%)
Core net charge-offs (recoveries) as a percent of average loans (annualized)	0.06%	0.05%	0.11%	(0.07%)	0.10%

Total Primis common stockholders' equity	$355,602	$351,756	$381,022	$376,047	$374,577
Less goodwill and other intangible assets	(93,804)	(94,124)	(94,444)	(94,768)	(95,092)
Tangible common equity	$261,798	$257,632	$286,578	$281,279	$279,485

Common equity to assets	9.67%	9.53%	9.47%	9.48%	9.63%
Effect of goodwill and other intangible assets	(2.36%)	(2.37%)	(2.18%)	(2.21%)	(2.27%)
Tangible common equity to tangible assets	7.31%	7.16%	7.29%	7.27%	7.36%